Exhibit 10.5

EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement (this “Agreement”) is made and entered into as of the 10th day of November 2025 (the “Effective Date”), by and between RYVYL Inc., a Nevada corporation (individually and collectively with its Affiliates, “RYVYL”), and RTB Digital, Inc., a Delaware corporation (individually and collectively with its Affiliates, “RTB”).

R E C I T A L S

WHEREAS, RYVYL and RTB desire to enter into an agreement whereby RYVYL will provide experienced executive services to RTB, tailored to the financial needs of RTB;

WHEREAS, such executive services may include, but are not limited to, project management of accounting operations, including oversight, coordination, and leadership of accounting projects as designated by RTB, and supervising, managing, and liaising with external auditors for periodic and annual audits, including preparation, delivery of materials, response to audit inquiries, and facilitating remediation of audit findings, all as further described herein and in Exhibit A attached hereto and incorporated herein by reference (collectively, the “Services”);

WHEREAS, the Services will be provided on a request basis, from time to time, as mutually agreed and conveniently scheduled by the parties;

WHEREAS, the parties intend that the Services shall be provided by RYVYL as an independent contractor and not as an employee, agent, partner, or joint venturer of RTB;

WHEREAS, both parties wish to set forth the terms, conditions, compensation, responsibilities, and limitations relating to the provision of the Services by RYVYL to RTB;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, the parties hereby agree as follows:

As of the Effective Date, RYVYL shall perform the Services on behalf of RTB. In carrying out such services, RYVYL shall take direction from, and report directly to, RTB’s Chief Operating Officer, William Sornsin.

AGREEMENT

1. COMPENSATION

RTB will pay directly to RYVYL the fees as noted in Exhibit A (“Fees”) with payments to RYVYL made in accordance with the instructions set forth in Exhibit A. Absent any specified expense reimbursement provisions in Exhibit A, RTB will reimburse RYVYL for pre-approved travel and other out-of-pocket expenses (“Expenses”) incurred by RYVYL to the same extent that the RTB reimburses other senior managers for such expenses. Payments to RYVYL should be made according to the payment instructions provided on each invoice. Any amounts not paid in 30 days may be subject to a service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges and costs of collection.

2. SCOPE OF WORK

2.1 Services. RYVYL will provide the Services to RTB as described and set forth herein and in Exhibit A attached hereto.

2.2 Timing of Service Provision. RYVYL and RTB will mutually agree on the dates and times for the provision of the Services, provided that if there is a scheduling conflict in the employment duties of the persons employed by RYVYL in respect of the provision of the Services, RYVYL has the sole right to prioritize the work schedule in its discretion, and in the exercise if this discretion RYVYL may assign priority to its requirements over those of RTB.

2.3 Financial Reporting. With respect to any Services provided by RYVYL to RTB, RTB shall provide RYVYL with timely and unrestricted access to all accounting information, systems, documentation, and personnel as may be reasonably required for the performance of the Services. Such information and system access shall be delivered in a manner and on a schedule consistent with a mutually determined schedule. All third-party invoices, financial reports, and accounting information shall be provided to RYVYL in substantially the form currently maintained or as otherwise reasonably requested by RYVYL. RTB’s failure to provide the requested information or access in a timely manner may result in delays in RYVYL’s performance, and RYVYL shall not be responsible for any delays or deficiencies in the Services to the extent caused by such failure.

3. RESOURCES

Upon RTB’s prior written notice, RYVYL shall have the right, in its sole discretion, to recruit and hire employees to support or assist in the performance of any Services contemplated by this Agreement. RTB agrees to cooperate in good faith with any such employee hired by RYVYL, provided that the hiring and employment of such employee shall not relieve or diminish RTB’s obligations under this Agreement. Unless otherwise agreed in writing, all costs and expenses associated with the recruitment, employment, and compensation of any such employee shall be the sole responsibility of RYVYL.

Nothing in this Section 3 restricts RTB from having the right to recruit and hire employees to perform any of the Services and reduce the Services it may request hereunder due to the hiring of employees.

4. WARRANTY, LIABILITY AND INDEMNITY

4.1 Standard of Service. RYVYL shall provide Services to RTB in a manner consistent with the standard, quality, and procedures with which RYVYL performs such Services for its own operations. Neither party makes any other warranties, express or implied, with respect to the Service provided hereunder.

4.2 Limitation of Reliance on RTB Data. RYVYL shall be entitled to rely fully on the completeness, accuracy, and timeliness of all data, documents, information, and materials provided by RTB in connection with the Services. RYVYL shall have no obligation to independently verify or audit the information supplied by RTB, and RYVYL shall not be responsible or liable for any errors, omissions, delays, or deficiencies in the Services to the extent such errors, omissions, delays, or deficiencies result from the provision of incomplete, inaccurate, or untimely information by RTB. RTB remains solely responsible for the accuracy and integrity of all information furnished to RYVYL for purposes of this Agreement.

4.2 Limitation of Liability. The maximum aggregate liability of RYVYL to RTB for breach of this Agreement or otherwise with respect to the Services shall be limited to a refund of the amounts actually paid for the particular Service at issue, or, at the option of RTB, redelivery or delivery of the Services. This limitation shall not apply in the event of claims resulting from the gross negligence or willful misconduct of the RYVYL. In no event shall RYVYL be liable for any indirect, incidental, consequential, special, or punitive damages, including, without limitation, any interruption or loss of business, profit or goodwill.

4.3 Merger Agreement. The parties further acknowledge and agree that, notwithstanding anything to the contrary herein, RTB’s obligations pursuant to that certain Agreement and Plan of Merger dated as of September 28 2025, by and among RYVYL, RYVYL Merger Sub Inc. and RTB (the “Merger Agreement”), including, but not limited to RTB’s delivery obligations pursuant to Section 7.3 therein, shall remain in full force and effect and unchanged by the terms of this Agreement irrespective of RYVYL’s performance of services pursuant to this Agreement. To the extent there is a conflict between the terms of this Agreement and the Merger Agreement, the Merger Agreement shall control.

5. FORCE MAJEURE

Either party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, labor shortage, slowdown, government shut down, restrictions due to government dictate or policy, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such party should have happened and made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated and provided that no such event shall relieve either party from any of its payment obligations hereunder. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion. The provisions of this Section 5 will not excuse any failure to pay, or delay the time for payment of, any sum of money owing pursuant to this Agreement.

6. CONFIDENTIALITY

Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information on the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section 6 shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

7. TERMINATION

7.1 Termination.

(a) This Agreement will have a six (6) month term and may be cancelled at any time by the parties’ mutual consent. Either party may otherwise terminate the Service provisions of this this Agreement by providing the other party a minimum of 30 days advance written notice. RYVYL will continue to provide, and RTB will continue to pay for, the Services until the termination effective date.

(b) RYVYL may terminate this Agreement immediately upon written notice to RTB if RTB breaches a material provision of this Agreement.

(c) The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses, governing law, arbitration, limitation of liability, and indemnity.

8. FICUCIARY DUTIES AND CONFLICT OF INTEREST

RTB acknowledges that RYVYL and its employees have primary fiduciary and business obligations to protect RYVY’s own interests. In the performance of the Services under this Agreement, RYVYL and its employees shall act to safeguard RYVYL’s interests first and foremost, and all of RYVYL’s obligations hereunder are expressly subject to any existing fiduciary and legal duties owed by RYVYL, its officers, directors, employees, or representatives to RYVYL or any other entity or parties to whom such duties are owed.

In the event that a matter arises in which RYVYL's interests, or its fiduciary or legal obligations, conflict with or are reasonably likely to conflict with the interests of RTB, RYVYL and its employees shall promptly disclose such conflict to RTB and shall be entitled to recuse itself from participating in any decision or action relating to that matter to the extent necessary to comply with those existing obligations or to safeguard its own interests. In such cases, neither RYVYL nor its employees shall have any obligation to act for or on behalf of RTB on any issue where such a conflict exists, and shall not be liable to RTB for any failure to do so.

9. NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

10. RELATIONSHIP OF PARTIES

The parties agree that each of RYVYL and its employees will be serving RTB as an independent contractor for all purposes and not as an employee, agent, partner of, or join venturer with RTB. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party’s prior written consent.

11. ASSIGNMENT AND DELEGATION

Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

12. ENTIRE AGREEMENT

This Agreement, including Exhibit A, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13. AGREEMENT TO ARBITRATE.

PLEASE READ THIS SECTION CAREFULLY. IT AFFECTS THE PARTIES’ RIGHTS AND WILL IMPACT HOW CLAIMS ARE RESOLVED.

(a) Other than a claim for nonpayment of Fees and Expenses, the parties agree that any and all disputes or claims that have arisen or may arise between them shall be resolved exclusively through final and binding arbitration rather than in court, except that either party may assert claims in small claims court, if such claims qualify and so long as the matter remains in such court and advances only on an individual (non-class, non-representative) basis. The Federal Arbitration Act governs the interpretation and enforcement of this provision.

(b) EACH PARTY ALSO AGREES THAT IT MAY BRING CLAIMS AGAINST THE OTHER ONLY ON AN INDIVIDUAL BASIS AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION OR PROCEEDING. UNLESS BOTH PARTIES AGREE OTHERWISE, THE ARBITRATOR(S) MAY NOT CONSOLIDATE OR JOIN MORE THAN ONE PERSON’S OR PARTY’S CLAIMS AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A CONSOLIDATED, REPRESENTATIVE, OR CLASS PROCEEDING. ALSO, THE ARBITRATOR(S) MAY AWARD RELIEF (INCLUDING MONETARY, INJUNCTIVE, AND DECLARATORY RELIEF) ONLY IN FAVOR OF THE INDIVIDUAL PARTY SEEKING RELIEF AND ONLY TO THE EXTENT NECESSARY TO PROVIDE RELIEF NECESSITATED BY THAT PARTY’S INDIVIDUAL CLAIM(S). ANY RELIEF AWARDED CANNOT AFFECT OTHER COMPANY CUSTOMERS.

(c) The arbitration will be conducted by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules and Procedures, as modified by this Agreement to Arbitrate. Payment of all filing, administration, and arbitrator fees will be governed by the AAA rules. All issues are for the arbitrator to decide, except that issues relating to arbitrability, or the scope or enforceability of this Agreement to Arbitrate, shall be for a court of competent jurisdiction to decide. If a court decides that any part of this Section 13 is invalid or unenforceable, the other parts of this Section 13 shall still apply.

(d) The arbitration shall be held in San Diego, California or another mutually agreed upon location. Company may elect to have the arbitration conducted by telephone, other electronic means, or based solely on written submissions, which election shall be binding the parties subject to the discretion of the arbitrator(s) to require an in-person hearing, if the circumstances warrant. In cases where an in-person hearing is held, the parties may attend by telephone, unless required otherwise by the arbitrator(s).

(e) The arbitrator(s) will decide the substance of all claims in accordance with the laws of the State of California, including recognized principles of equity, and will honor all claims of privilege recognized by law. The arbitrator(s) shall not be bound by rulings in prior arbitrations involving different service providers, but is/are bound by rulings in prior arbitrations involving the same service provider to the extent required by applicable law. The arbitration award shall be final and binding and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of California, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

/s/ George Oliva
George Oliva
CFO

RTB Digital, Inc.

/s/ William Sornsin
William Sornsin
Chief Operating Officer

RYVYL Inc.

By:

By:

Exhibit A

Scope of Work and Compensation

A.	Scope of Services:

RYVYL shall provide executive oversight and project management functions relating to RTB’s accounting operations, as further outlined below:

●	Assume oversight of the strategic financial functions of RTB, including project management of accounting operations, financial risk management, and financial strategy.

●	Provide leadership, coordination, and execution support for accounting projects as designated by RTB.

●	Supervise, manage, and liaise with external auditors for all periodic and annual audit processes, including preparation and delivery of audit materials, response to audit inquiries, and facilitation of any required remediation or follow-up on audit findings.

●	Support RTB’s Chief Operating Officer with regular updates regarding accounting operations, ongoing audit activity, and compliance matters.

●	Other duties as reasonably requested by RTB’s executive leadership and agreed upon by RYVYL.

B.	Resources:

●	RYVYL shall assign a qualified executive to oversee the services and serve as the primary contact and lead for RTB under this Agreement.

●	In addition to the executive, RYVYL will designate one or more employees, as needed, to support and assist with the agreed upon services for the RTB accounting operations, project management, audit coordination, and other related services.

●	The RYVYL executive and employees will be engaged on a retained hourly (or agreed) basis, and will allocate time as determined sufficient to perform the services listed above, based on the available information.

●	The composition of the team and the allocation of resources may be updated at RYVYL’s discretion to ensure effective execution of the scope of work, with notice to RTB.

C.	Compensation:

●	The executive assigned by RYVYL for oversight and primary service delivery shall be billed at a rate of $180.00 per hour, in no less than quarter hour increments.

●	The employees assigned by RYVYL to support the executive and perform services under this Agreement shall be billed at a rate of $130.00 per hour, in no less than quarter hour increments.

●	Services will be invoiced monthly in arrears, with each invoice itemizing hours for executive and employees separately.

●	RTB agrees to reimburse RYVYL for all approved out-of-pocket expenses and other reasonable expenses, including reasonable travel, lodging, and materials, incurred in connection with providing the Services.

●	Payments are due upon receipt of invoice and shall be made via ACH transfer or another mutually accepted payment method.